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                                                         EXHIBIT 10.18

August 6, 1996

Michael Field



Re:  Employment Agreement

Dear Mike:

Pursuant to our telephone conversation yesterday, this offer letter supersedes the earlier offer letter dated July 31, 1996.

We are pleased to offer you the position of Senior Vice President, General Counsel and Corporate Secretary of Consilium, Inc. (the "Company"). This position reports directly to the President and CEO, Larry Hootnick, effective on a mutually agreed upon date (hereinafter known as the "Effective Date"), contingent upon our standard background investigation. This letter sets forth the terms of your employment with the Company as well as our understanding with respect to any termination of that employment relationship. You agree to accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skills to your duties at the Company with two exceptions. One, your participation on the Board of the RAFT,and two, your business activities with FPN/BSR and Intermation provided that the foregoing activities shall not materially interfere with the performance of your duties with the Company. You also agree that you shall not take on any additional outside business activities without the written permission of the Company's CEO.

The compensation and benefits you will receive upon your employment include the following:

1. $12,916.67 per month base salary ($155,000 on an annualized basis) paid semi-monthly in accordance with the Company's payroll procedures, less applicable withholdings.

2. A hire-on bonus paid at the monthly rate of $1,666.67 less applicable withholdings beginning the first payroll after the Effective Date continuing for the lesser of 12 months or as long as you are an employee of the Company.

3. $7,500 guaranteed bonus will be paid to you at the close of the Company's fourth quarter, October 31, 1996.

4. Eligible for on-target annual Executive bonus of $50,000 under the FY97 Executive bonus plan starting November 1, 1996. It will be a combination of 50% MBO and 50% Corporate Revenue bonus if the company meets certain financial goals similar to the plan for all Executive management. Of the $50,000 bonus plan, $22,500 will be guaranteed. $7,500 guaranteed bonus will be paid at the end of each quarter through July 31, 1997.

5.  Stock Options  Upon approval by the Compensation Committee of the Board of
    -------------
Directors (the "Committee") as soon as practicable after the Effective Date, you will be granted a stock option pursuant to the Company's 1983 Stock Option Plan (the "Option Plan") to purchase 50,000 shares of the Company's Common Stock ("Stock") at an exercise price per share equal to its fair market value on the date of grant, which will be the same as the Effective Date, in accordance with the Option Plan or modified Option Plan
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as agreed upon by you and the Company. Subject to your continued employment with the Company, your Option will vest in 48 approximately equal monthly installments commencing as of the Effective Date. Your option will be subject to and governed by the terms of the Company's standard form of stock option agreement or modified agreement which you will be required to sign as a condition of the option grant.

6. In the event that the Company terminates your employment for reasons other than cause or transfer of control (as defined below), neither you nor the Company shall have any further obligation under this agreement nor shall you be entitled to any further compensation, except as follows: a) You shall receive a severance package consisting of six months base salary continuation at your then current salary paid in accordance with the Company's payroll procedures, less applicable withholding. b) Upon your election of COBRA, the Company will pay for your then current health benefits of medical, dental, and vision health coverage for that same six month period.

If your employment is terminated by the Company for cause defined below, you shall be entitled to no compensation or benefits from the Company other than those earned hereunder through the date of your termination. For purposes of this Agreement, a termination for "cause" occurs if you are terminated for any of the following reasons:

a)  theft, dishonesty, or falsification of any employment or Company records;
b) improper disclosure of the Company's confidential or proprietary information; or
c) any intentional act by you which has a material detrimental effect on the Company's reputation or business;
d)  conviction of any criminal act.

For purpose of  this Agreement, a "transfer of control" shall mean:

a)  a merger in which the Company is not the surviving corporation;

b) the sale or exchange by the stockholders of Consilium of more than fifty percent (50%) of the voting stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly at least a majority of the beneficial interest in the voting stock of Consilium; or

c) the sale of all or substantially all of Consilium's assets (other than a sale or transfer to a subsidiary of Consilium as defined in section 424(f) of the Code).

7. A "transfer of control" program will be presented at the Company's next Board Meeting, and you will be entitled to participate in that program if it is approved, at a level to be established by the Company.

8. Upon your execution of the Company's standard Indemnity Agreement, you shall be entitled to standard coverage under the Company's Directors and Officers insurance program.

9. Medical, dental, vision, life and disability insurance as described in the enclosed Benefits Summary once you meet the requirements for qualification under the applicable programs.

10. Participation in Consilium's Employee Stock Purchase Plan (ESPP) in accordance with the terms of the ESPP.

11. Participation in Consilium's 401(k) plan in accordance with the terms of the Plan.

Your employment with Consilium is voluntarily entered into and is for no specified period of time. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Consilium is free to terminate our at-will employment relationship with you at any time, with or without cause.
Thirty days notice of termination shall be provided by you or the Company in the event that either elects to terminate the employment relationship for any reason other than cause or transfer of control. During such thirty day period you shall continue to provide full and proper service to the Company in your then current employment capacity unless the Company waives such notice period.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement or the termination of our employment relationship, including but not limited to any claims of wrongful
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termination or age or other discrimination, you and Consilium agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by an employment lawyer selected by the American Arbitration Association in San Jose, California and we waive our rights to have such disputes or claims tried by a court or jury. However, we agree that this mediation provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of Consilium's trade secrets or proprietary or confidential information.

This letter agreement, the Company's standard employment proprietary rights agreement, and other agreements referred to above, all of which you agree to sign as a condition of your employment, define the terms of your employment and supersede all prior agreements, both written and verbal. This letter can not be modified or amended except in a writing that is signed by an authorized Consilium representative and you.

We are very happy to confirm your employment offer with this letter, and we look forward to you joining Consilium. Please indicate your acceptance of this offer by signing one copy of this letter and returning it me.

Sincerely,

/s/ Linda Kato Ujihara

Linda Kato Ujihara
Director of Human Resources

cc:  L. Hootnick

I agree to and accept employment with Consilium on the terms set out above, and I certify that I have responded fully and accurately to all inquiries made of me by Consilium during the pre-employment process.



/s/ Michael J. Field      August 7, 1996
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Signature & Date